Exhibit 4.3

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

2024 EQUITY INCENTIVE PLAN

Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, wishes to attract Directors and employees to the Participating Companies and induce Directors and other personnel to remain with the Participating Companies, and encourage them to increase their efforts to make the Company’s business more successful whether directly or through its Subsidiaries. In furtherance thereof, the Apollo Commercial Real Estate Finance, Inc. 2024 Equity Incentive Plan is designed to provide equity-based incentives to Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Phantom Shares, Dividend Equivalent Rights, Cash-Based Awards and other forms of equity-based compensation.

1. DEFINITIONS.

Whenever used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Phantom Shares, Dividend Equivalent Rights and Other Equity-Based Awards as contemplated herein.

“Award Agreement” means a written agreement in a form approved by the Committee to be entered into between the Company and the Grantee as provided in Section 3.

“Board” means the Board of Directors of the Company.

“Cash-Based Incentive Award” means an Award denominated in cash that is granted under Section 9 of the Plan.

“Cause” means, unless otherwise provided in an applicable Award Agreement, a termination of employment or service, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following:

(i) the Grantee is convicted or charged with a criminal offense;

(ii) the Grantee’s intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency;

(iii) the Grantee’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company, the Manager or any of their respective Affiliates or the Grantee’s engagement in conduct which is injurious to the Company, the Manager or any of their respective Affiliates, monetarily or otherwise;

(iv) the Grantee’s intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company, the Manager or any of their respective Affiliates;

(v) the Grantee’s intentional breach of any material provision of an Award Agreement or any other agreements of the Company, the Manager or any of their respective Affiliates;

(vi) the Grantee’s material violation of any written policies adopted by the Company, the Manager or any of their respective affiliates governing the conduct of Persons performing services on behalf of the Company, the Manager or any of their respective Affiliates or the Grantee’s non-adherence to Apollo’s policies and procedures or other applicable Apollo compliance manuals;

(vii) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company, the Manager or any of their respective Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting an investment made by the Company, the Manager or any of their respective Affiliates;

(viii) the failure by the Grantee to devote a sufficient portion of time to performing services as an agent of a Participating Company without the prior written consent of such Participating Company, other than by reason of death or Disability;

(ix) the obtaining by the Grantee of any material improper personal benefit as a result of a breach by the Grantee of any covenant or agreement (including, without limitation, a breach by the Grantee of the Company’s code of ethics or a material breach by the Grantee of other written policies furnished to the Grantee relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or

(x) the Grantee’s suspension or other disciplinary action against the Grantee by an applicable regulatory authority;

provided, however, that if a failure, breach, violation or action or omission described in any of clauses (iv) to (vii) is capable of being cured, the Grantee has failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, “material” means “more than de minimis.”

“Change in Control” means, unless otherwise provided in an Award Agreement, the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and with respect to any particular Grantee, the Grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation, merger or statutory share exchange (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar month period (the “Incumbent Directors”) cease for any reason other than due to death or Disability to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar month period, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the compensation committee appointed by the Board under Section 3 and if no compensation committee has been appointed, then Committee shall refer to the Board.

“Common Stock” means the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.

“Company” means Apollo Commercial Real Estate Finance, Inc., a Maryland corporation.

“Director” means a non-employee director of the Company or its Subsidiaries.

“Disability” means, unless otherwise provided in an applicable Award Agreement, the occurrence of an event which would entitle the Grantee to the payment of disability income under an approved long-term disability income plan or a long-term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Dividend Equivalent Right” means a right awarded under Section 8 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Stock.

“Eligible Person” means any (i) individual employed by any of the Company or its Subsidiaries; provided, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) Director or officer of any of the Company or its Subsidiaries; (iii) officers, directors, advisors, personnel and employees of the Participating Companies and other persons expected to provide significant services (of a type expressly approved by the Committee as covered services for these purposes) to one or more of the Participating Companies, who in each case, may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act; or (iv) consultant or advisor to any of the Company or its Subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iv) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national securities exchange or quoted or reported on a national quotation system, the closing sales price per Share on the exchange or system for the applicable date or, if there are no sales on such date, for the last preceding date on which there was a sale of Shares on such exchange or system; (ii) if Shares are not then listed on a national securities exchange or quoted on a national quotation system but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the date in question, or, if there are no bid and asked prices on such date, for the last preceding date on which there was a sale of such Shares in such market; or (iii) if Shares are not then listed on a national securities exchange, quoted on a national quotation system or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days. Notwithstanding the foregoing, with respect to any “stock right” within the meaning of Section 409A of the Code, Fair Market Value shall not be less than the “fair market value” of the Shares determined in accordance with the final regulations promulgated under Section 409A of the Code.

“Grantee” means an Eligible Person to whom an Award is granted hereunder.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Manager” means ACREFI Management, LLC, the Company’s manager.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Option Price” means the price per Share, determined by the Committee, at which an Option may be exercised.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Phantom Share, Dividend Equivalent Right or Cash-Based Award, that is granted under Section 9 of the Plan and is (i) payable by delivery of Shares and/or (ii) measured by reference to the value of Shares.

“Participating Companies” means the Company and its Subsidiaries, the Manager and, with the consent of the Committee, any of their respective Affiliates.

“Performance Goals” have the meaning set forth in Section 10.

“Performance Period” means any period designated by the Committee for which Performance Criteria (as defined in Exhibit A) shall be calculated.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, limited partnership, estate, trust, business association, organization, governmental entity or other entity.

“Phantom Share” means a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value in accordance with Section 7. A Phantom Share may also be known as a “Restricted Stock Unit,” which is an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Grantee remain continuously employed or provide continuous services for a specified period of time).

“Phantom Share Value” per Phantom Share, means the Fair Market Value of a Share or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant (which base value may not be less than the Fair Market Value of the underlying Shares at the date of grant).

“Plan” means the Company’s 2024 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Requirements” means the requirements to qualify as a REIT under the Code and the rules and regulations promulgated thereunder.

“Restricted Stock” means an award of Shares that are subject to restrictions in accordance with Section 6 below.

“Restricted Stock Unit” means an award that is an unfunded and unsecured promise under the Plan to deliver Shares, or the value of Shares as cash, securities or other property.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Date” means the date determined under Section 7.4(c).

“Shares” means Shares of the Company.

“Stock Appreciation Right” means a right described in Section 5.7.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Successor” with respect to a Participant means the legal representative of an incompetent Participant, and if the Participant is deceased the estate of the Participant or the Person or Persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of the Participant’s death.

“Termination of Service” means the time when the employee-employer relationship or directorship, or other service relationship (sufficient to constitute service as an Eligible Person), between the Grantee and the Participating Companies is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, death or retirement; provided, however, Termination of Service shall not include a termination where there is a simultaneous continuation of service of the Grantee (sufficient to constitute service as an Eligible Person) for a Participating Company. The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including, but not limited to, the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service. For this purpose, the service relationship shall be treated as continuing intact while the Grantee is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee).

2. EFFECTIVE DATE AND TERMINATION OF PLAN.

The effective date of the Plan is June 7, 2024. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the stockholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

3. ADMINISTRATION OF PLAN.

(a) The Plan shall be administered by the Committee. The Committee, upon and after such time as it is covered in Section 16 of the Exchange Act, shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

(b) Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Eligible Persons; (ii) determine the eligibility of an Eligible Person to receive an Award (subject to the individual participant limitations provided hereunder), as well as determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Person, the nature and value to the Company of the Eligible Person’s present and potential contribution to the success of the Company whether directly or through its Subsidiaries or Affiliates and such other factors as the Committee may deem relevant; (iii) determine the terms, provisions and conditions of each Award (which may not be inconsistent with the terms of the Plan); (iv) prescribe the form of instruments evidencing such awards; (v) make recommendations to the Board with respect to any Award that is subject to Board approval; and (vi) take such other actions as are prescribed under the Plan, including, without limitation, Section 13 herein.

(c) The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any Subsidiary or Affiliate thereof to purchase or repurchase Shares from a Grantee or any other Person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Grantee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of the Plan and the Award Agreement.

(d) Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any of the Company and its Subsidiaries, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to Persons (i) who are Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(e) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any of the Company and its Subsidiaries, the Participating Companies, any Grantee, any holder or beneficiary of any Award, and any stockholder of the Company.

(f) Indemnification. No member of the Board, the Committee or any employee or agent of the Company or any of its Subsidiaries (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any of the Company and its Subsidiaries. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any of the Company and its Subsidiaries, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(g) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to any Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(h) For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Grantee or a duly authorized representative of the Company.

4. SHARES AND UNITS SUBJECT TO THE PLAN.

4.1 In General.

(a) The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Criteria. Subject to adjustments as provided in Section 14, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 7,500,000 Shares. Shares issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(b) Other than (A) as a result of a Termination of Service or (B) in connection with a Change in Control or an event set forth in Section 14(a) hereof, unless provided otherwise by the Committee, each Award granted to an Eligible Person shall include a minimum vesting period of no less than one year from the date of grant prior to which time no portion of the Award shall be or become exercisable or free of restriction.

(c) Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable with respect to Shares subject to Options or the dividends payable on a number of Shares corresponding to the number of Phantom Shares awarded, shall be subject to the limitation of Section 4.1(a). If any Phantom Shares, Dividend Equivalent Rights or Other Equity-Based Awards under Section 9 are paid out in cash, then, notwithstanding Section 4.1(a) above, the underlying Shares may again be made the subject of Awards under the Plan.

(d) Any certificates for Shares or other evidence of ownership issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

(e) Notwithstanding any provision hereunder, no Award hereunder shall be exercisable or eligible for settlement if, as a result of either the ability to exercise or settle, or the exercise or settlement of such Award, the Company would not satisfy the REIT Requirements in any respect.

(f) The maximum number of Shares subject to Awards granted during a single fiscal year to any Director, for services rendered as a Director, taken together with any cash fees paid to such Director during the fiscal year, shall not exceed $750,000 in total value in respect of any fiscal year (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). For purposes of the preceding sentence, any Awards granted to and any cash fees paid to a Director shall be taken into account in the fiscal year in which such Awards and/or fees are granted and/or are earned, rather than settled or paid.

(g) If any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without the issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall not be added to the Shares available for additional grants under the Plan. No shares shall be deemed to have been issued in settlement of a Stock Appreciation Right or a Restricted Stock Unit that provides for settlement only in cash and settles only in cash.

(h) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in the assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against or otherwise reduce the number of available Shares under the Plan; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.

5. PROVISIONS APPLICABLE TO STOCK OPTIONS.

5.1 Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Stock Options, or to grant Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); provided that Incentive Stock Options may only be granted to employees of the Company or its Subsidiaries; (iii) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (iv) designate each Option as one intended to be an Incentive Stock Option or as a Non-Qualified Stock Option; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

5.2 Option Price.

The Option Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement, as the same may be amended from time to time. Any particular Award Agreement may provide for different Option Prices for specified amounts of Shares subject to the Option; provided that the Option Price with respect to each Option shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted.

5.3 Period of Option and Vesting.

(a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or shall have such other term (which may be shorter, but not longer, in the case of Incentive Stock Options) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement. If the Option (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the period for exercising such Option shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.

(b) Each Option, to the extent that the Grantee thereof has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable (vested) according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be exercisable if the Grantee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of any Grantee, such Grantee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Grantee’s death, may be exercised by the Successors of the Grantee.

5.4 Exercisability Upon and After Termination of Grantee.

(a) Except as provided in an applicable Award Agreement, in the event a Grantee of an Option has a Termination of Service other than by a Participating Company for Cause or other than by reason of death or Disability, no exercise of a vested Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Grantee should die after the Termination of Service, such termination being for a reason other than Disability or Cause, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Grantee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Grantee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).

(b) Subject to provisions of the Award Agreement, in the event the Grantee has a Termination of Service on account of death or Disability, the Option to the extent vested may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Grantee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.

(c) Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if the Grantee has a Termination of Service by a Participating Company for Cause, the Grantee’s Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith (whether or not the Options were exercisable previously).

(d) Except as may otherwise be expressly set forth in this Section 5, and except as may otherwise be expressly provided under the Award Agreement, no provision of this Section 5 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable before or upon Termination of Service.

5.5 Exercise of Options.

(a) Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by a Grantee only by written notice (in the form prescribed by the Committee) to the Company or its designee specifying the number of Shares to be purchased.

(b) Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

5.6 Payment.

(a) The aggregate Option Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

(i) a certified or bank cashier’s check;

(ii) subject to Section 12(e), the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Grantee is eligible to participate therein;

(iii) if approved by the Committee in its discretion, Shares of previously owned Common Stock, which have been previously owned for more than six months, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;

(iv) other than as prohibited under Section 13(k) of the Exchange Act, if approved by the Committee in its discretion, through the written election of the Grantee to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(v) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

(b) Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

(c) The Committee shall provide in the Award Agreement the extent (if any) to which an Option may be exercised with respect to any fractional Share, including whether any fractional Shares resulting from a Grantee’s exercise may be paid in cash.

5.7 Stock Appreciation Rights.

The Committee, in its discretion, may also grant a Stock Appreciation Right by permitting the Grantee to elect to receive (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate), upon the exercise of an Option, Shares with an aggregate Fair Market Value equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised; provided that, after consideration of possible accounting issues, the Committee may permit a Stock Appreciation Right to be settled in a combination of Shares and cash, or exclusively in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to such excess. Without limiting the Committee’s discretion hereunder, the Committee is expressly authorized to cause the grant of a Stock Appreciation Right (i) in tandem with an otherwise exercisable underlying Option, by having the method of exercise under this Section 5.7 apply in addition to other methods of exercise, as to all or a portion of any particular Award under this Section 5, or (ii) as a free-standing right, by having the method of exercise under this Section 5.7 be the exclusive method of exercise. If the period for exercising a Stock Appreciation Right would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the exercise Period for the Stock Appreciation Right shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.

5.8 Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Grantee only by written notice (as may be prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.

5.9 Non-transferability of Option.

Except if otherwise provided in the applicable Award Agreement, each Option granted under the Plan shall be nontransferable by the Grantee except by will or the laws of descent and distribution of the state wherein the Grantee is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the

Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, (iii) complies with applicable law, including securities laws, and (iv) is otherwise appropriate and desirable.

5.10 Certain Incentive Stock Option Provisions.

(a) In no event may an Incentive Stock Option be granted other than to employees of the Company or a “subsidiary corporation” (as defined in Section 424(f) of the Code) or a “parent corporation” (as defined in Section 424(e) of the Code) with respect to the Company. The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Grantee may be awarded Incentive Stock Options which are first exercisable by the Grantee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent the $100,000 limit referred to in the preceding sentence is exceeded, an Option will be treated as a Non-Qualified Stock Option.

(b) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Grantee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Grantee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Grantee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.

(c) Without limiting the application of Section 5.2, the Option Price with respect to each Incentive Stock Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of a Share on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant.

6. PROVISIONS APPLICABLE TO RESTRICTED STOCK.

6.1 Grant of Restricted Stock.

(a) In connection with the grant of Restricted Stock, whether or not Performance Goals (as provided for under Section 10) apply thereto, the Committee shall establish one or more vesting periods with respect to the shares of Restricted Stock granted, the length of which shall be determined in the discretion of the Committee and set forth in the applicable Award Agreement. Subject to the provisions of this Section 6, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Stock shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.

(b) Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions applicable to Restricted Stock and (iv) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Stock under the Plan as it may deem appropriate.

6.2 Certificates.

(a) In the discretion of the Committee, each Grantee of Restricted Stock may be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan. Each such certificate shall be registered in the name of the Grantee. A “book entry” (by computerized or manual entry) shall be made in the records of the Company or its designee to evidence an award of Restricted Stock where no certificate is issued in the name of the Grantee. Each certificate, if any, shall be registered in the name of the Grantee and may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the applicable Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. 2024 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. AT 9 WEST 57TH STREET, 42ND FLOOR, NEW YORK, NEW YORK 10019.

(b) The Committee shall require that any stock certificates evidencing such Shares be held in custody by the Company or its designee until the restrictions thereon shall have lapsed, and may in its discretion require that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered to the Company or its designee a stock power, endorsed in blank, relating to the stock covered by such Restricted Stock Award. If and when such restrictions so lapse, any stock certificates shall be delivered by the Company to the Grantee or his or her designee (and the stock power shall be so delivered or shall be discarded).

6.3 Restrictions and Conditions.

Unless otherwise provided by the Committee in an Award Agreement, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Subject to the provisions of the Plan and the applicable Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares of Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the applicable Award Agreements and clause 6.3(c) below, the period of forfeiture with respect to Shares of Restricted Stock granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares of Restricted Stock shall only lapse as to whole Shares.

(b) Except as provided in the foregoing clause 6.3(a), below in this clause 6.3(b), in Section 14 or as otherwise provided in the applicable Award Agreement, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and, except as provided below, the right to receive any cash dividends; provided, however, that if provided in an Award Agreement, cash dividends on such Shares shall be (A) held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to the Grantee (without interest) as soon as practicable after such period lapses (if not forfeited), or (B) treated as may otherwise be provided in an Award Agreement.

(c) Except as otherwise provided in an applicable Award Agreement, if the Grantee has a Termination of Service for any reason during the applicable period of forfeiture, then (A) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (B) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount, if any, equal to the lesser of (x) the amount paid by the Grantee, if any, for such forfeited Restricted Stock as contemplated by Section 6.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

7. PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS OR PHANTOM SHARES.

7.1 Grant of Restricted Stock Units or Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:

(i) authorize the granting of Phantom Shares to Eligible Persons and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

7.2 Term.

The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

7.3 Vesting.

(a) Subject to the provisions of an applicable Award Agreement and Sections 4.1(b) and 7.3(b), Phantom Shares shall vest as provided in the applicable Award Agreement.

(b) Unless otherwise determined by the Committee in an applicable Award Agreement, in the event that a Grantee has a Termination of Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding and the Grantee’s vested Phantom Shares shall be settled as set forth in Section 7.4.

7.4 Settlement of Restricted Stock Units and Phantom Shares.

(a) Except as otherwise provided by the Committee, each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided, however, that the Committee at the time of grant (or, in the appropriate case, as determined by the Committee, thereafter) may provide that, after consideration of possible accounting issues, a Phantom Share may be settled (i) in cash at the applicable Phantom Share Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee (if any) or (iii) in cash or by transfer of Shares as elected by the Company.

(b) Payment (whether of cash or Shares) in respect of Phantom Shares shall be settled with a single-sum payment or distribution by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed 10 years. If the Grantee’s Phantom Shares are paid out in installment payments, such installment payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.

(c) (i) Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to a Phantom Share is the first day of the month to follow the date on which the Phantom Share vests; provided, however, that a Grantee may elect at or prior to grant, if permitted by and in accordance with procedures to be established by the Committee, that such Settlement Date will be deferred as elected by the Grantee to the first day of the month to follow the Grantee’s Termination of Service, or such other time as may be permitted by the Committee. Notwithstanding the prior sentence, all initial elections to defer the Settlement Date shall be made in accordance with the requirements of Section 409A of the Code. In addition, unless otherwise determined by the Committee, any subsequent elections under this Section 7.4(c)(i) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) not be effective for at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.

(ii) Notwithstanding Section 7.4(c)(i), the Committee may provide that distributions of Phantom Shares can be elected at any time in those cases in which the Phantom Share Value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value.

(iii) Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 7.4(c), is the date of the Grantee’s death.

(d) Notwithstanding the other provisions of this Section 7, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, in the event of a Change in Control, the Settlement Date shall be the date of such Change in Control and all amounts due with respect to Phantom Shares to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change in Control, unless such Grantee elects otherwise in accordance with procedures established by the Committee.

(e) Notwithstanding any other provision of the Plan, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, a Grantee may receive any amounts to be paid in installments as provided in Section 7.4(b) or deferred by the Grantee as provided in Section 7.4(c) in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency” means an event that would cause a severe financial hardship to the Grantee resulting from (x) a sudden and unexpected illness or accident of the Grantee or “dependent,” as defined in Section 152(a) of the Code, of the Grantee, (y) loss of the Grantee’s property due to casualty, or (z) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i) through reimbursement or compensation by insurance or otherwise,

(ii) by liquidation of the Grantee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii) by future cessation of the making of additional deferrals with respect to Phantom Shares.

Without limitation, the need to send a Grantee’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

7.5 Other Phantom Share Provisions.

(a) Except as permitted by the Committee, rights to payments with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b) A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 7.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c) The Committee may, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, establish a program under which distributions with respect to Phantom Shares may be deferred for periods in addition to those otherwise contemplated by the foregoing provisions of this Section 7. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

(d) Notwithstanding any other provision of this Section 7, any fractional Phantom Share will be paid out in cash at the Phantom Share Value as of the Settlement Date.

(e) No Phantom Share shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 8, no provision of the Plan shall be interpreted to confer upon any Grantee of a Phantom Share any voting, dividend or derivative or other similar rights with respect to any Phantom Share.

7.6 Claims Procedures.

(a) To the extent that the Plan is determined by the Committee to be subject to the Employee Retirement Income Security Act of 1974, as amended, the Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to Phantom Shares under the Plan by written communication to the Committee or its designee. A claim is not considered filed until such communication is actually received. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Committee will either:

(i) approve the claim and take appropriate steps for satisfaction of the claim; or

(ii) if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 7.6 as the provision setting forth the claims procedure under the Plan.

(b) The claimant may request a review of any denial of his claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Committee will provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.

8. PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS.

8.1 Grant of Dividend Equivalent Rights.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. With respect to Dividend Equivalent Rights granted with respect to Options intended to be qualified performance-based compensation, such Dividend Equivalent Rights shall be payable regardless of whether such Option is exercised. If a Dividend Equivalent Right is granted in respect of another Award hereunder, then, unless otherwise stated in the Award Agreement, or, in the appropriate case, as determined by the Committee, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

8.2 Certain Terms.

(a) The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.

(b) Unless otherwise determined by the Committee, except as contemplated by Section 8.4, a Dividend Equivalent Right is exercisable or payable only while the Grantee is an Eligible Person.

(c) Payment of the amount determined in accordance with Section 8.1 shall be in cash, in Common Stock or a combination of both, as determined by the Committee.

(d) The Committee may impose such service-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.

8.3 Other Types of Dividend Equivalent Rights.

The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 8 may be granted to Grantees. For example, and without limitation, the Committee may grant a Dividend Equivalent Right in respect of each Share subject to an Option or with respect to a Phantom Share, which right would consist of the right (subject to Section 8.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.

8.4 Deferral.

The Committee may establish a program or programs (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Grantees (i) will have Phantom Shares credited, subject to the terms of Sections 7.4 and 7.5 as though directly applicable with respect thereto, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred. In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

9. OTHER EQUITY-BASED AWARDS AND CASH-BASED INCENTIVE AWARDS.

The Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including, without limitation, an Award granted or denominated in Shares or units of Shares based upon certain conditions or denominated in other equity interests, including, without limitation, equity interests in Subsidiaries of the Company. The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

10. PERFORMANCE GOALS.

The Committee, in its discretion, may, in the case of any Awards intended to be performance-based incentives (“Performance-Based Awards”), (i) establish one or more Performance Goals (“Performance Goals”) as a precondition to the issuance or vesting of Awards, and (ii) provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Grantees (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Performance Goals shall be based upon the criteria set forth in Exhibit A hereto which is hereby incorporated herein by reference as though set forth in full. Prior to the award or vesting, as applicable, of affected Awards hereunder, the Committee shall have certified that any applicable Performance Goals, and other material terms of the Award, have been satisfied.

11. TAX WITHHOLDING.

11.1 In General.

The Company, or a properly designated paying agent, shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Grantee to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option, (ii) the lapsing of any restrictions applicable to any Restricted Stock, (iii) the receipt of a distribution in respect of Phantom Shares or Dividend Equivalent Rights or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

11.2 Share Withholding.

(a) Upon exercise of an Option, the Grantee may, if permitted by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate fair market value sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b) Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Grantee may, if permitted by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned whole Shares (not subject to restrictions hereunder) (for which such holder has good title, free and clear of all liens and encumbrances), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate fair market value sufficient to satisfy the applicable withholding taxes.

(c) Upon the making of a distribution in respect of Phantom Shares or Dividend Equivalent Rights, the Grantee may, if permitted by the Committee in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned whole Shares (not subject to restrictions hereunder) (for which such holder has good title, free and clear of all liens and encumbrances), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, any Shares so withheld or delivered shall have an aggregate fair market value sufficient to satisfy the applicable withholding taxes.

11.3 Withholding Required.

Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Grantee’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Stock, Phantom Shares or Dividend Equivalent Rights shall be forfeited upon the failure of the Grantee to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option, (ii) the lapsing of restrictions on the Restricted Stock (or other income- recognition event) or (iii) distributions in respect of any Phantom Share or Dividend Equivalent Right.

11.4 No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by the action of the Company in writing prior to the making of such election. If a Grantee, in connection with the acquisition of Shares, under the Plan or otherwise, is expressly permitted to make such election and the Grantee makes the election, the Grantee shall notify the Company of such election within ten (10) days after filing the notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

12. REGULATIONS AND APPROVALS.

(a) The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

(c) Each grant of Options, Restricted Stock, Phantom Shares (or issuance of Shares in respect thereof) or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 9 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Shares of Restricted Stock, Phantom Shares, Dividend Equivalent Rights, other Awards or other Shares, no payment shall be made, or Phantom Shares or Shares issued or grant of Restricted Stock or other Award made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

(d) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

(e) Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

(f) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Grantee, the Grantee’s acquisition of Common Stock from the Company and/or the Grantee’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Grantee an amount equal to the excess of (I) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof cancelled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable); over (II) the aggregate Option Price (in the case of an Option or Stock Appreciation Right, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award). Such amount shall be delivered to the Grantee as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Grantee with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

13. INTERPRETATION AND AMENDMENTS; OTHER RULES.

(a) The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Phantom Shares or Shares (whether or not Shares of Restricted Stock), Dividend Equivalent Rights or Other Equity-Based Awards shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all Persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all Persons.

(b) Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. Notwithstanding any provision in the Plan to the contrary, no Option or Stock Appreciation Right (granted pursuant to Section 5.7) issued under the Plan may be amended to reduce the Option Price or the exercise price of such Option or Stock Appreciation Right below the Option Price or exercise price as of the date the Option or Stock Appreciation Right was granted. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (iv) designate Grantees; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, suspended or accelerated and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, suspended or accelerated; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of Grantee or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Grantee with respect to an Award previously granted without such Grantee’s written consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without stockholder approval in any case in which amendment in the absence of stockholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

(d) Notwithstanding Section 13(a) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from actions described in Section 14(a) hereof), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Share, unless the cancellation and exchange occurs in connection with a Change in Control or an event set forth in Section 14(a) hereof.

14. CHANGES IN CAPITAL STRUCTURE.

(a) If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(A) the maximum aggregate number and kind of Shares which may be made subject to Options and Dividend Equivalent Rights under the Plan, the maximum aggregate number and kind of Shares of Restricted Stock that may be granted under the Plan, and the maximum aggregate number of Phantom Shares and other Awards which may be granted under the Plan may be appropriately adjusted by the Committee in its discretion; and

(B) the Committee shall take any such action as in its discretion shall be necessary to maintain each Grantees’ rights hereunder (including under their Award Agreements) with respect to Options, Phantom Shares and Dividend Equivalent Rights (and, as appropriate, other Awards under the Plan), so that they are substantially proportionate to the rights existing in such Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan) prior to such event, including, without limitation, adjustments in (A) the number of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan) granted, (B) the number and kind of shares or other property to be distributed in respect of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan, as applicable), (C) the Option Price and Phantom Share Value, and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary of the Company if the event would have been covered under this Section 14(a) had the event related to the Company.

Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee in its discretion.

(b) Change in Control. Without limiting the foregoing, and unless provided otherwise in an Award Agreement, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(i) substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change in Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards; provided, that, with respect to any performance-vested Awards, any such acceleration of vesting, exercisability, or lapse of restrictions shall be based on actual performance through the date of such Change in Control; and

(ii) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or Stock Appreciation Right over the aggregate Option Price of such Option or Stock Appreciation Right (it being understood that, in such event, any Option or Stock Appreciation Right having a per share Option Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be cancelled and terminated without any payment or consideration therefor).

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Grantee to receive property, cash, or securities (or a combination thereof) as such Grantee would have been entitled to receive upon the occurrence of the transaction if the Grantee had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Option Price or exercise price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 14, the Committee may require a Grantee to (i) represent and warrant as to the unencumbered title to the Grantee’s Awards; (ii) bear such Grantee’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d) Fractional Shares. Any adjustment provided under this Section 14 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 14 shall be conclusive and binding for all purposes.

15. MISCELLANEOUS.

15.1 No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of a Participating Company or interfere in any way with the right of any Participating Company and its stockholders to terminate the individual’s employment or other service at any time.

15.2 No Fiduciary Relationship.

Nothing contained in the Plan (including without limitation Sections 7.5(c) and 8.4), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, the Participating Companies, or their officers or the Committee, on the one hand, and the Grantee, the Company, the Participating Companies or any other Person, on the other.

15.3 Compliance with Section 409A of the Code.

(a) Any Award Agreement issued under the Plan that is subject to Section 409A of the Code may include such additional terms and conditions as the Committee determines are required to satisfy the requirements of Section 409A of the Code.

(b) With respect to any Award issued under the Plan that is subject to Section 409A of the Code, and with respect to which a payment or distribution is to be made upon a Termination of Service, if the Grantee is determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any of the Company’s stock is publicly traded on an established securities market or otherwise, such payment or distribution, to the extent it would constitute a payment of nonqualified deferred compensation within the meaning of Section 409A of the Code that is ineligible for an exemption from treatment as such, may not be made before the date which is six months after the date of Termination of Service (to the extent required under Section 409A of the Code). Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service.

(c) To the extent compliance with Section 409A of the Code is intended, the Board and the Committee shall administer the Plan, and exercise authority and discretion under the Plan, consistent with the requirements of Section 409A of the Code or any exemption thereto.

(d) The Company makes no representation or warranty and shall have no liability to any Grantee or any other Person if any provisions of this Plan or any Award Agreement issued pursuant hereto are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

15.4 No Fund Created.

Any and all payments hereunder to any Grantee under the Plan shall be made from the general funds of the Company (or, if applicable, a Participating Company), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Phantom Shares (including for purposes of this Section 15.4 any accounts established to facilitate the implementation of Section 7.4(c)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company (or a Participating Company) may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company (or, if applicable, a Participating Company) under the Plan are unsecured and constitute a mere promise by the Company (or, if applicable, a Participating Company) to make benefit payments in the future and, to the extent that any Person acquires a right to receive payments under the Plan from the Company (or, if applicable, a Participating Company), such right shall be no greater than the right of a general unsecured creditor of the Company (or, if applicable, a Participating Company). Without limiting the foregoing, Phantom Shares and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the Phantom Shares and any such other devices is limited to the right to receive payment, if any, as may herein be provided.

15.5 Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Participating Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 15.5.

15.6 Indemnification.

The Company shall indemnify the members of the Board and the members of the Committee in connection with the performance of such Person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law.

15.7 Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

15.8 Governing Law.

THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

15.9 Gender Neutral.

Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

15.10 Nontransferability.

(a) Each Award shall be exercisable only by such Grantee to whom such Award was granted during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any of the Company or its Subsidiaries; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Grantee, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (i) any Person who is a “family member” of the Grantee, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of the Grantee and the Grantee’s Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are the Grantee and the Grantee’s Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan.

(c) The terms of any Award transferred in accordance with clause (b) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Grantee shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred

Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise; and (iv) the consequences of a Grantee’s Termination of Service under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

15.11 Payments to Persons Other Than Grantees. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Grantee’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Grantee’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Grantee’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefore.

15.12 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.13 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company and its Subsidiaries and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

15.14 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

15.15 Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.16 Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

15.17 Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law. Further, to the extent that the Grantee receives any amount in excess of the amount that the Grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Grantee shall be required to repay any such excess amount to the Company.

15.18 Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to any member of the Company and its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

15.19 Data Privacy.

(a) For Grantees in jurisdictions where consent is required to the collection, use and transfer of personal data, and to the extent permitted by law, as a condition of receipt of any Grant, each Grantee explicitly and unambiguously consents to such collection, use and transfer, in electronic or other form, as described in this Section 15.19 by and among, as applicable, the Company and any of its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. This paragraph (a) applies to such other Grantees. The Company and any of its Affiliates may hold certain personal information about a Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). To the extent permitted by law, the Company and any of its affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of a Grantee’s participation in the Plan, and the Company and any of its Affiliates may each further transfer the Data to any third parties assisting the Company and any of its

Affiliates in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country. To the extent permitted by law, through acceptance of an Award, each Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Affiliates or the Grantee may elect to deposit any Shares. A Grantee may, at any time, view the Data held by the Company with respect to such Grantee, request additional information about the storage and processing of the Data with respect to such Grantee, recommend any necessary corrections to the Data with respect to the Grantee or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human capital representative. The Company may cancel the Grantee’s ability to participate in the Plan and, in the Committee’s sole discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Grantees may contact the Company’s human capital department.

(b) For Grantees whose personal data is subject to the General Data Protection Regulation (EU) 2016/679 (“GDPR”), personal data (as defined in the GDPR) will be processed in accordance with the Company’s European Union privacy notice (which will be provided to such Grantees and is available upon request from the relevant Participating Company’s human capital department).

EXHIBIT A

PERFORMANCE CRITERIA

Performance-Based Awards may be payable upon the attainment of objective Performance Goals that are established by the Committee and relate to one or more Performance Criteria, in each case on specified date or over any period, up to 10 years, as determined by the Committee. Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices.

“Performance Criteria” includes, but is not limited to, the following business criteria (or any combination thereof) with respect to one or more of the Company, any Participating Company or any division or operating unit thereof:

(i) pre-tax income,

(ii) after-tax income,

(iii) net income (meaning net income as reflected in the Company’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis),

(iv) operating income or distributable earnings, if used, and as defined, by the Company as a measure of its operating income,

(v) cash flow,

(vi) earnings per share,

(vii) return on equity,

(viii) return on invested capital or assets,

(ix) cash and/or funds available for distribution,

(x) appreciation in the fair market value of the Common Stock,

(xi) return on investment,

(xii) total return to stockholders (meaning the aggregate Common Stock price appreciation and dividends paid (assuming full reinvestment of dividends, unless otherwise determined by the Committee) during the applicable period),

(xiii) net earnings growth,

(xiv) stock appreciation (meaning an increase in the price or value of the Common Stock after the date of grant of an award and during the applicable period),

(xv) related return ratios,

(xvi) increase in revenues,

(xvii) net earnings,

(xviii) changes (or the absence of changes) in the per share or aggregate market price of the Company’s Common Stock,

(xix) number of securities sold,

(xx) earnings before any one or more of the following items: interest, taxes, depreciation or amortization or other non-cash expenses, including share-based compensation expense for the applicable period, as reflected in the Company’s financial reports for the applicable period,

(xxi) total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period),

(xxiii) funds from operations,

(xxiv) distributable funds,

(xxv) managed assets, and

(xxvi) investment income from managed assets.

Performance Goals may be absolute amounts or percentages of amounts, may be relative to the performance of other companies or of indexes or may be based upon absolute values or values determined on a per-share basis.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.

Unless the Committee provides otherwise at the time of establishing the Performance Goals, for each fiscal year of the Company, there shall be objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.